Exhibit 99.1

Contacts:  David Holmes – Investors
KCI
(210) 255-6892

Elliot Sloane – Media
Sloane & Company
(212) 446-1860

KINETIC CONCEPTS REPORTS FIRST QUARTER
2007 FINANCIAL RESULTS

First Quarter Highlights

-  V.A.C.® revenue increased 19% to $288.6 million from $243.0 million in the prior-year period
-  Total revenue increased 16% to $368.8 million from $319.2 million in the prior-year period
-  Net earnings were $53.6 million, an increase of 10% from $48.5 million in the prior-year period
-  Net earnings per diluted share were $0.75, an increase of 14% from $0.66 in the prior-year period

San Antonio, Texas, April 24, 2007 – Kinetic Concepts, Inc. (NYSE: KCI) today reported first quarter 2007 total revenue of $368.8 million, an increase of 16% from the first quarter of 2006.  Foreign currency exchange movements favorably impacted total revenue for the first quarter of 2007 by 2% compared to the corresponding period of the prior year.

Net earnings for the first quarter of 2007 were $53.6 million, up 10%, compared to $48.5 million for the same period one year ago.  Net earnings per diluted share for the first quarter of 2007 increased 14% to $0.75 compared to $0.66 for the same period in the prior year.

“Overall, we are pleased with our first quarter performance,” said Catherine Burzik, President and Chief Executive Officer of KCI.  “We made solid progress on a number of initiatives we have set out for 2007, including deeper V.A.C. penetration in established markets, profitable revenue growth in therapeutic surfaces and increased investment in our research and development.  We look forward to further progress toward our strategic initiatives as the year unfolds.”

Revenue Recap – First Quarter 2007

Domestic revenue for the first quarter of 2007 was $267.6 million, an increase of $34.9 million, or 15%, from the prior-year period due primarily to increased rental and sales volumes for V.A.C. wound healing devices and related disposables.  Domestic V.A.C. revenue of $218.1 million for the first quarter was 17% higher than the same period one year ago due to continued market penetration, partly offset by lower realized pricing resulting primarily from payer mix changes.  Growth in average rental units-in-use was reported across all care settings.  Domestic revenue from therapeutic surfaces was $49.5 million for the first three months of 2007, a 6% increase from the prior-year period due primarily to higher rental volumes in the acute care setting.

International revenue of $101.3 million increased 17% compared to the prior-year period due primarily to a $13.6 million, or 24%, increase in V.A.C. revenue.  International surfaces revenue of $30.8 million for the first quarter increased approximately 4% resulting from favorable foreign currency exchange movements.  Foreign currency exchange movements favorably impacted total international revenue by 7% compared to the prior-year period.

Worldwide V.A.C. revenue was $288.6 million for the first quarter of 2007, an increase of 19% from the prior-year period.  Foreign currency exchange movements favorably impacted worldwide V.A.C. revenue by 2% compared to the first quarter of the prior year.  The growth in V.A.C. revenue stemmed from increased market penetration, resulting in higher rental and sales volumes.

Worldwide surfaces revenue was $80.3 million for the first quarter of 2007, an increase of $4.0 million, or 5%, due primarily to higher rental volumes in the U.S. acute care setting.  Foreign currency exchange movements favorably impacted worldwide surfaces revenue by 2% compared to the same period one year ago.

Profit Margins

Gross profit for the first quarter of 2007 was $171.2 million, an increase of 14% from the prior-year period.  Rental margins improved slightly in the 2007 quarter offset by lower sales margins due primarily to unfavorable manufacturing-related variances as compared to the prior-year period.  Research and development spending increased 32% from the prior-year period to $9.8 million for the quarter.  Other selling, general and administrative expenses increased 15% from the prior year due primarily to a combination of higher share-based compensation expense, and recruiting and relocation costs.

Share-Based Compensation

During the first quarter of 2007, the Company recorded share-based compensation expense totaling $5.8 million before income taxes, or $.06 per diluted share, compared to $3.0 million before income taxes, or $0.03 per diluted share in the same period one year ago.  Share-based compensation expense was recognized in the condensed consolidated statements of earnings for the first three months of 2007 and 2006 as follows (dollars in thousands):

	Three months ended
	March 31,

	2007	2006
Rental expenses	$ 1,582	$ 807
Cost of sales	206	99
Selling, general and administrative expenses	3,984	2,092
Pre-tax share-based compensation expense	5,772	2,998
Less: Income tax benefit	(1,516)	(962)
	______	______
Total share-based compensation
expense, net of tax	$ 4,256	$ 2,036
	______	______

Long –Term Debt

Total long-term debt outstanding at March 31, 2007 was $207.3 million. Subsequent to March 31, 2007, the Company made a voluntary prepayment on its senior debt of approximately $25.0 million and wrote off approximately $290,000 of capitalized debt issuance costs.  This move reflects an ongoing strategy of reducing leverage while maintaining a strong liquidity position.

Income Tax Rate

The effective income tax rate for the first quarter of 2007 was 33.2% compared to 32.1% for the same period in 2006.  The lower income tax rate for the prior-year quarter resulted primarily from the favorable resolution of a tax contingency.   The effective income tax rate for the full year of 2006 was 33.1%.

Outlook

The following guidance is based on current information and expectations as of April 24, 2007:

KCI is reaffirming its projections for 2007 total revenue of $1.51 – $1.56 billion based on continued demand for its V.A.C. negative pressure wound therapy devices and related supplies.  The Company is also reaffirming its projections for net earnings per diluted share for 2007 of $3.05 – $3.15 per diluted share, based upon a weighted average diluted share estimate of 70.5 – 71.5 million shares.

Earnings Release Conference Call

As previously announced, we have scheduled an earnings release conference call for 8:30 a.m. eastern daylight time today, Tuesday, April 24, 2007.  The dial-in numbers for this conference call are as follows:

Domestic Dial-in Number:	866-831-6234
International Dial-in Number:	+617-213-8854
Participant Code:	33180037

This call is being webcast by CCBN and can be accessed at the Kinetic Concepts, Inc. web site at http://www.kci1.com/investor/index.asp, and clicking on Webcast – Q1 2007 Kinetic Concepts, Inc. Earnings Conference Call.  The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com and institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).  An archive of the webcast will be available at http://www.kci1.com/investor/index.asp until April 23, 2008.

KCI's business outlook as of today is expected to be available on KCI's Investor Relations web site.  KCI does not currently expect to update this business outlook until the release of KCI's next quarterly earnings announcement, notwithstanding subsequent developments.

About KCI

Kinetic Concepts, Inc. is a global medical technology company with leadership positions in advanced wound care and therapeutic surfaces.  We design, manufacture, market and service a wide range of proprietary products that can improve clinical outcomes and can help reduce the overall cost of patient care.  Our advanced wound care systems incorporate our proprietary Vacuum Assisted Closureâ, or V.A.C., technology, which has been demonstrated clinically to help promote wound healing and can help reduce the cost of treating patients with serious wounds.  Our therapeutic surfaces, including specialty hospital beds, mattress replacement systems and overlays, are designed to address pulmonary complications associated with immobility, to prevent skin breakdown and assist caregivers in the safe and dignified handling of obese patients.  We have an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings, including acute care hospitals, extended care facilities and patients' homes both in the United States and abroad.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, management's outlook, estimates of future performance, revenue, earnings per share, growth objectives and weighted average shares outstanding.  These forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties that could cause us to fail to achieve our current financial projections and other expectations, such as changes in the demand for the V.A.C. resulting from increased competition, in payer reimbursement policies or in our ability to protect our intellectual property. All information set forth in this release and its attachments is as of April 24, 2007.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including, among other sections, under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."   This report is on file with the SEC and available at the SEC's website at www.sec.gov.  Additional information will also be set forth in those sections in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, which will be filed with the SEC in early May 2007.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
			%
	2007	2006	Change
Revenue:
Rental	$ 265,684	$ 226,977	17.1%
Sales	103,132	92,268	11.8
	_______	_______
Total revenue	368,816	319,245	15.5%

Rental expenses	163,940	140,417	16.8
Cost of sales	33,691	28,632	17.7
	_______	_______
Gross profit	171,185	150,196	14.0%

Selling, general and administrative expenses	78,213	67,840	15.3
Research and development expenses	9,807	7,411	32.3
	_______	_______
Operating earnings	83,165	74,945	11.0%

Interest income and other	1,364	982	38.9
Interest expense	(4,091)	(4,741)	(13.7)
Foreign currency gain (loss)	(265)	267	-
	_______	_______
Earnings before income taxes	80,173	71,453	12.2%

Income taxes	26,617	22,936	16.0
	_______	_______
Net earnings	$ 53,556	$ 48,517	10.4%
	_______	_______
Net earnings per share:
Basic	$ 0.76	$ 0.69	10.1%
	_______	_______

Diluted	$ 0.75	$ 0.66	13.6%
	_______	_______
Weighted average shares outstanding:
Basic	70,347	70,667
	_______	_______

Diluted	71,079	73,275
	_______	_______

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$ 150,639	$ 107,146
Accounts receivable, net	321,836	327,573
Inventories, net	48,186	43,489
Deferred income taxes	36,995	35,978
Prepaid expenses and other	30,604	17,602
	_______	_______
Total current assets	588,260	531,788
	_______	_______

Net property, plant and equipment	209,152	217,471
Debt issuance costs, less accumulated amortization
of $15,673 at 2007 and $15,406 at 2006	4,581	4,848
Deferred income taxes	8,063	7,903
Goodwill	49,369	49,369
Other non-current assets, less accumulated amortization
of $9,899 at 2007 and $9,757 at 2006	23,551	31,063
	_______	_______
	$ 882,976	$ 842,442
	_______	_______

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$ 35,338	$ 38,543
Accrued expenses and other	150,709	189,801
Current installments of long-term debt	1,446	1,446
Income taxes payable	15,810	21,058
	_______	_______
Total current liabilities	203,303	250,848
	_______	_______

Long-term debt, net of current installments	205,814	206,175
Non-current tax liabilities	29,088	-
Deferred income taxes	12,906	19,627
Other non-current liabilities	8,748	9,579
	_______	_______
	459,859	486,229

Shareholders' equity:
Common stock; authorized 225,000 at 2007 and 2006;
issued and outstanding 70,957 at 2007 and 70,461 at 2006	71	70
Preferred stock; authorized 50,000 at 2007 and 2006;
issued and outstanding 0 at 2007 and 2006	-	-
Additional paid-in capital	590,650	575,539
Retained deficit	(190,769)	(244,325)
Accumulated other comprehensive income	23,165	24,929
	_______	_______
Shareholders' equity	423,117	356,213
	_______	_______
	$ 882,976	$ 842,442
	_______	_______

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended March 31,
	2007	2006
Cash flows from operating activities:
Net earnings	$ 53,556	$ 48,517
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation and amortization	20,954	18,634
Provision for bad debt	1,750	2,841
Amortization of deferred gain on sale of headquarters facility	(268)	(268)
Share-based compensation expense	5,772	2,998
Excess tax benefits from share-based payment arrangements	(7,076)	(14,417)
Change in assets and liabilities:
Decrease (increase) in accounts receivable, net	5,752	(7,621)
Increase in inventories, net	(4,395)	(2,202)
Decrease (increase) in current deferred income taxes	(1,017)	781
Increase in prepaid expenses and other current assets	(4,973)	(5,284)
Decrease in accounts payable	(2,981)	(3,958)
Decrease in accrued expenses and other	(39,773)	(39,120)
Increase in income taxes payable, net	31,361	23,164
Decrease in non-current deferred income taxes, net	(6,892)	(3,450)
	_______	_______
Net cash provided by operating activities	51,770	20,615
	_______	_______
Cash flows from investing activities:
Additions to property, plant and equipment	(12,867)	(14,552)
Increase in inventory to be converted into equipment
for short-term rental	(5,200)	(2,500)
Dispositions of property, plant and equipment	410	395
Increase in other non-current assets	(279)	(436)
	_______	_______
Net cash used by investing activities	(17,936)	(17,093)
	_______	_______
Cash flows from financing activities:
Proceeds from (repayments of) long-term debt, capital lease and
other obligations	(324)	52
Excess tax benefit from share-based payment arrangements	7,076	14,417
Proceeds from exercise of stock options	3,634	5,728
Purchase of immature shares for minimum tax withholdings	(1,317)	(11,192)
Proceeds from purchase of stock in ESPP and other	-	19
	_______	_______
Net cash provided by financing activities	9,069	9,024
	_______	_______
Effect of exchange rate changes on cash and cash equivalents	590	574
	_______	_______
Net increase in cash and cash equivalents	43,493	13,120
Cash and cash equivalents, beginning of period	107,146	123,383
	_______	_______
Cash and cash equivalents, end of period	$ 150,639	$ 136,503
	_______	_______
Cash paid during the three months for:
Interest, net of cash received from interest rate swap agreements	$ 2,487	$ 2,725
Income taxes, net of refunds	$ 3,582	$ 2,168

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Supplemental Revenue Data
(in thousands)
(unaudited)

	Three months ended March 31,
			Variance
	2007	2006	$	%
Total Revenue:
V.A.C.
Rental	$ 198,859	$ 165,432	$ 33,427	20.2%
Sales	89,704	77,522	12,182	15.7
	_______	_______	______
Total V.A.C.	288,563	242,954	45,609	18.8

Therapeutic surfaces/other
Rental	66,825	61,545	5,280	8.6
Sales	13,428	14,746	(1,318)	(8.9)
	_______	_______	______
Total therapeutic surfaces/other	80,253	76,291	3,962	5.2

Total rental revenue	265,684	226,977	38,707	17.1
Total sales revenue	103,132	92,268	10,864	11.8
	_______	_______	______
Total Revenue	$ 368,816	$ 319,245	$ 49,571	15.5%
	_______	_______	_______

USA Revenue:
V.A.C.
Rental	$ 163,363	$ 138,742	$ 24,621	17.7%
Sales	54,715	47,345	7,370	15.6
	_______	_______	______
Total V.A.C.	218,078	186,087	31,991	17.2

Therapeutic surfaces/other
Rental	43,065	39,593	3,472	8.8
Sales	6,410	6,970	(560)	(8.0)
	_______	_______	______
Total therapeutic surfaces/other	49,475	46,563	2,912	6.3

Total USA rental	206,428	178,335	28,093	15.8
Total USA sales	61,125	54,315	6,810	12.5
	_______	_______	______
Total – USA Revenue	$ 267,553	$ 232,650	$ 34,903	15.0%
	_______	_______	_______

International Revenue:
V.A.C.
Rental	$ 35,496	$ 26,690	$ 8,806	33.0%
Sales	34,989	30,177	4,812	15.9
	_______	_______	______
Total V.A.C.	70,485	56,867	13,618	23.9

Therapeutic surfaces/other
Rental	23,760	21,952	1,808	8.2
Sales	7,018	7,776	(758)	(9.7)
	_______	_______	______
Total therapeutic surfaces/other	30,778	29,728	1,050	3.5

Total International rental	59,256	48,642	10,614	21.8
Total International sales	42,007	37,953	4,054	10.7
	_______	_______	______
Total – International Revenue	$ 101,263	$ 86,595	$ 14,668	16.9%
	_______	_______	_______